Exhibit 99.1

Old Point Releases Third Quarter 2022 Results

Hampton, VA, October 27, 2022 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $2.5 million and earnings per diluted common share of $0.51 for the third quarter of 2022 compared to net income of $1.9 million and earnings per diluted common share of $0.36 for the third quarter of 2021. Net income for the nine months ended September 30, 2022 and 2021 was $6.5 million, or $1.27 earnings per diluted common share, and $6.8 million, or $1.29 earnings per diluted common share, respectively.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the Bank) said, “Old Point delivered solid core results in the third quarter with 12% growth in net interest income and a 40 basis point expansion of net interest margin on a linked quarter basis. As a result of our strategy to grow talent in lending, net loan growth during 2022 of $130 million, or 15.8%, is well diversified across loan segments. As the fourth quarter of 2022 progresses, we will continue to focus on targeted balance sheet growth that optimizes income generation, growing our deposit base while managing cost of funding, controlling non-interest expenses, and maintaining strong asset quality and capital levels.”

Highlights of the third quarter and first nine months are as follows:

•
Net loans held for investment grew $111.5 million from December 31, 2021.  PPP loans outstanding were $624 thousand at September 30, 2022 compared to $19.0 million and $36.3 million at December 31, 2021 and September 30, 2021, respectively.  Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP), grew $129.9 million, or 15.8%, to $954.4 million, from December 31, 2021 and $150.6 million, or 18.7%, from September 30, 2021.

•
Net interest margin (NIM) improved to 3.75% in the third quarter of 2022, increasing from 3.36% in the second quarter of 2022 and 3.24% in the third quarter of 2021.  NIM on a fully tax-equivalent basis (FTE) (non-GAAP) improved to 3.78% in the third quarter of 2022 from 3.38% in the linked quarter and 3.26% in the third quarter of 2021.

•	Return on average equity (ROE) increased to 9.9% for the third quarter of 2022, compared to 7.2% for the previous quarter, and 6.2% for the prior year quarter.

•
Net interest income was $11.6 million for the third quarter of 2022, increasing $1.3 million, or 12.1%, from $10.3 million for the prior quarter and $1.7 million, or 17.2%, from $9.9 million for the third quarter of 2021.  For the nine months ended September 30, 2022 and 2021, net interest income was $31.5 million and $29.1 million, respectively.

•
Net PPP fees of $77 thousand were recognized in the third quarter of 2022 compared to $213 thousand in the second quarter of 2022 and $713 thousand in the third quarter of 2021. Net PPP fees recognized for the first nine months of 2022 were $698 thousand down from $2.7 million for the comparative 2021 period.

•
Provision for loan losses of $402 thousand was recognized for the third quarter of 2022, compared to $570 thousand for the second quarter of 2022 and $360 thousand for the third quarter of 2021. For the nine months ended September 30, 2022 and 2021, the provision for loan losses was $1.1 million and $510 thousand, respectively.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.3 billion as of September 30, 2022 decreased by $21.1 million from December 31, 2021. Net loans held for investment increased $111.5 million, or 13.4% from December 31, 2021 to $945.1 million at September 30, 2022. Loans held for investment, excluding PPP, (non-GAAP) grew 15.8%, or $129.9 million, from December 31, 2021 to September 30, 2022 driven by loan growth in the following segments: commercial real estate of $27.2 million, construction, land development, and other land loans of $9.7 million, residential real estate of $50.2 million, and indirect automobile of $42.9 million. Securities available-for-sale, at fair value, decreased $6.8 million from December 31, 2021 to $227.5 million at September 30, 2022.

Total deposits of $1.2 billion as of September 30, 2022 increased $5.2 million, or 0.4%, from December 31, 2021. Noninterest-bearing deposits increased $15.7 million, or 3.7%, savings deposits increased $5.8 million, or 1.0%, and time deposits decreased $16.3 million, or 9.6%.

The Company’s total stockholders’ equity at September 30, 2022 decreased $27.3 million, or 22.6%, from December 31, 2021 to $93.5 million. The decrease was related to unrealized losses in the market value of securities available-for-sale, which are recognized as a component of accumulated other comprehensive (loss) income, and the repurchase of 268,095 shares, for an aggregate purchase price of $6.7 million during the first nine months of 2022, under the Company’s share repurchase program authorized in October 2021. The decline in market value for the securities available-for-sale during the first nine months of 2022 was a result of rising market interest rates.  The Company does not expect these unrealized losses to affect the earnings or regulatory capital of the Company or its subsidiaries. The Bank remains well capitalized with a Tier 1 Capital ratio of 12.21% at September 30, 2022 as compared to 12.57% at December 31, 2021. The Bank’s leverage ratio was 9.45% at September 30, 2022 as compared to 9.09% at December 31, 2021.

NPAs totaled $4.7 million as of September 30, 2022 compared to $4.6 million as of June 30, 2022 and $1.4 million at September 30, 2021. NPAs as a percentage of total assets was 0.36% at September 30, 2022, compared to 0.35% at June 30, 2022 and 0.10% at September 30, 2021. Non-accrual loans were $4.4 million at September 30, 2022, an increase from $4.1 million at June 30, 2022 and $424 thousand at September 30, 2021. Loans past due 90 days or more and still accruing interest decreased $235 thousand to $330 thousand at September 30, 2022 from $565 thousand at June 30, 2022 and $607 thousand from $937 thousand at September 30, 2021.

The Company recognized a provision for loan losses of $402 thousand during the third quarter of 2022 compared to $570 thousand during the second quarter of 2022 and $360 thousand during the third quarter of 2021. The allowance for loan and lease losses (ALLL) was $9.9 million at both September 30, 2022 and June 30, 2022 compared to $9.7 million at September 30, 2021. The ALLL as a percentage of loans held for investment was 1.04% at September 30, 2022 compared to 1.08% at June 30, 2022 and 1.15% at September 30, 2021. Excluding PPP loans, the ALLL as a percentage of loans held for investment (non-GAAP) was 1.04% at September 30, 2022, 1.09% at June 30, 2022, and 1.20% at September 30, 2021. The decrease in the ALLL as a percentage of loans held for investment at September 30, 2022 compared to the linked quarter was primarily attributable to: (i) an increase in loans held for investment, excluding PPP loans (non-GAAP); partially offset by (ii) continued improvement in historical qualitative loss rates; and (iii) a reduction of certain qualitative factor adjustments related to the COVID-19 pandemic. Quarterly annualized net charge offs as a percentage of average loans outstanding was 0.16% for the third quarter of 2022, compared to 0.09% for the second quarter of 2022 and 0.07% for the third quarter of 2021. As of September 30, 2022, asset quality remains very strong with no significant changes in the overall credit quality of the loan portfolio.  Management believes the level of the allowance for loan losses is sufficient to absorb losses in the loan portfolio; however, if elevated levels of risk are identified such as further challenges to economic conditions in our markets, including due to the impacts of inflation, or loan performance deterioration that could result in elevated delinquencies or net charge-offs, provision for loan losses may increase in future periods.

Net Interest Income
Net interest income for the third quarter of 2022 was $11.6 million, an increase of $1.3 million, or 12.1%, from the prior quarter and $1.7 million, or 17.2%, from the third quarter of 2021. The increase from the prior-year comparative quarter was due primarily to deployment of lower yielding cash to fund growth in higher yielding loans and investments, and higher average yields on higher earning asset balances due to the effect of rising market interest rates. For the nine months ended September 30, 2022 and 2021, net interest income was $31.5 million and $29.1 million, respectively. The increase from the prior-year comparative period was due to higher average earning assets at higher average earning yields, despite the lower volume during 2022 of accelerated recognition of net deferred fees related to PPP forgiveness, combined with higher average interest-bearing liabilities at lower average rates.

The Net Interest Margin (NIM) for the third quarter of 2022 was 3.75%, an increase from 3.36% for the linked quarter and 3.24% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 3.78% for the third quarter of 2022, up from 3.38% for the second quarter of 2022 and 3.26% for the third quarter of 2021.  Average loans increased $99.7 million, or 11.9%, and $58.0 million, or 7.0%, for the third quarter and first nine months of 2022 compared to the same periods of 2021.  Average loan yields were lower in the third quarter and first nine months of 2022 compared to the same periods of 2021, respectively, due primarily to lower accelerated recognition of deferred fees and costs related to PPP forgiveness partially offset by the effects of rising interest rates during 2022. Loan fees and costs related to PPP loans were deferred at time of loan origination, amortized into interest income over the remaining term of the loans and are accelerated upon forgiveness or repayment of the PPP loans. Net PPP fees of $77 thousand were recognized in the third quarter of 2022 compared to $213 thousand in the linked quarter and $713 thousand in the prior year quarter. Net PPP fees recognized for the first nine months of 2022 were $698 thousand, down from $2.7 million for the comparative 2021 period. As of September 30, 2022, unrecognized net PPP fees were $5 thousand. Year-over-year NIM was also impacted subordinated debt interest expense related to timing of issuance in 2021. During the first nine months of 2022, market interest rates increased, and the Company is asset sensitive at September 30, 2022 and believes the balance sheet is positively positioned for a rising interest rate environment; however, the extent to which rising interest rates will ultimately affect the Company’s NIM is uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.4 million for the third quarter of 2022 compared to $3.5 million for the second quarter of 2022 and $3.6 million for the third quarter of 2021. Increases during the third quarter of 2022 in service charges on deposit accounts and bank-owned life insurance were offset by decreases in fiduciary and asset management fees, mortgage banking income, and other operating income compared to the linked quarter. Although service charges on deposit accounts, other service charges, commissions and fees, bank-owned life insurance, and other operating income increased compared to the prior year quarter, these increases were offset by lower fiduciary and asset management fees and mortgage banking income, resulting in a decrease of $241 thousand in noninterest income for the third quarter of 2022 when compared to the prior year quarter. Noninterest income for the nine months ended September 30, 2022 decreased $898 thousand to $10.4 million compared to the nine months ended September 30, 2021, driven primarily by the decrease in mortgage banking income. The decrease in mortgage banking income for the third quarter and first nine months of 2022 compared to the respective 2021 periods was due to declines in volume of mortgage originations attributable to changes in mortgage market conditions.

Noninterest Expense
Noninterest expense totaled $11.6 million for the third quarter of 2022 compared to $11.1 million for the second quarter of 2022 and $10.9 million for the third quarter of 2021. The linked quarter increase of $475 thousand was primarily related to increases in salary and benefits and other operating expense. The increase over the prior year quarter was primarily driven by increased salary and benefit expense, employee professional development related to recruiting, and other operating expense.  For the nine months ended September 30, 2022, noninterest expense increased $1.3 million, or 4.2% over the nine months ended September 30, 2021, primarily due to increases in salary and benefits, and employee professional development related to recruiting. The increase in salary and benefits was primarily driven by lower deferred loan costs. The Company is in the final phase of assessing major vendor contracts and relationships as a key component of efforts to reduce noninterest expense levels while improving operational efficiency.

Capital Management and Dividends
For the third quarter of 2022 and 2021, respectively, the Company declared dividends of $0.13 per share. The dividend represents a payout ratio of 25.7% of earnings per share for the third quarter of 2022. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total equity decreased $27.3 million at September 30, 2022, compared to December 31, 2021, due primarily to unrealized losses in the market value of securities available-for-sale, which are recognized as a component of accumulated other comprehensive (loss) income and the repurchase of shares under the Company’s share repurchase program, partially offset by net income. The Company’s securities available-for-sale are fixed income debt securities, and their decline in market value during the first nine months of 2022 was a result of increases in market interest rates. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

The Company has a share repurchase program which was authorized by the Board of Directors in October 2021 to repurchase up to 10% of the Company’s issued and outstanding common stock through November 30, 2022. During the third quarter of 2022, 69,000 shares, for an aggregate purchase price of $1.7 million, of its common stock were repurchased by the Company under this plan.

At September 30, 2022, the book value per share of the Company’s common stock was $18.71, and tangible book value per share (non-GAAP) was $18.34. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures
In reporting the results as of and for the quarter and nine months ended September 30, 2022, the Company has provided supplemental financial measures on a tax-equivalent, tangible or adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results, performance, achievements, or trends could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding strategic business initiatives, including vendor review initiatives, and the future financial impact of those initiatives; future financial performance; future financial and economic conditions and loan demand; performance of the investment and loan portfolios; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; future levels of the allowance for loan losses, charge-offs or net recoveries; and levels of or changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in or the effects of: interest rates and yields and their impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolio; general economic and business conditions, including higher inflation, slowdowns in economic growth, an increase in unemployment levels, the COVID-19 pandemic, the ongoing conflict between Russia and Ukraine, and the impacts on customer and client behavior; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or the composition of the loan or securities portfolio and changes therein; an insufficient ALLL; potential claims, damages and fines related to litigation or government actions; demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing conflict between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and governmental and societal responses to the foregoing, on, among other things, the Company’s operations, liquidity, and credit quality; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; effectiveness of expense reduction plans; the use of inaccurate assumptions in management's modeling systems; the real estate market; changes in accounting principles, standards, policies guidelines, and interpretations, and the related impact on the Company’s financial statements; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2021. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Trust & Financial Services, N.A., which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Trust is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	September 30,	December 31,
(dollars in thousands, except share data)	2022	2021
	(unaudited)
Assets

Cash and due from banks	$16,104	$13,424
Interest-bearing due from banks	34,376	164,073
Federal funds sold	4,063	10,425
Cash and cash equivalents	54,543	187,922
Securities available-for-sale, at fair value	227,540	234,321
Restricted securities, at cost	1,389	1,034
Loans held for sale	774	3,287
Loans, net	945,132	833,661
Premises and equipment, net	31,208	32,134
Premises and equipment, held for sale	1,216	871
Bank-owned life insurance	31,293	28,168
Goodwill	1,650	1,650
Core deposit intangible, net	242	275
Other assets	22,019	14,832
Total assets	$1,317,006	$1,338,155

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$437,247	$421,531
Savings deposits	592,239	586,450
Time deposits	152,822	169,118
Total deposits	1,182,308	1,177,099
Overnight repurchase agreements	3,981	4,536
Federal Reserve Bank borrowings	-	480
Long term borrowings	29,505	29,407
Accrued expenses and other liabilities	7,700	5,815
Total liabilities	1,223,494	1,217,337

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 4,996,728 and 5,239,707 shares outstanding (includes 46,092 and 38,435 of nonvested restricted stock, respectively)	24,753	26,006
Additional paid-in capital	16,450	21,458
Retained earnings	76,156	71,679
Accumulated other comprehensive (loss) income, net	(23,847)	1,675
Total stockholders' equity	93,512	120,818
Total liabilities and stockholders' equity	$1,317,006	$1,338,155

Old Point Financial Corporation and Subsidiaries Consolidated Statements of Income (unaudited)	Three Months Ended			Nine Months Ended
(dollars in thousands, except per share data)	Sep. 30, 2022	Jun. 30, 2022	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2021

Interest and Dividend Income:
Loans, including fees	$10,506	$9,483	$9,692	$29,173	$28,460
Due from banks	252	208	68	533	163
Federal funds sold	11	6	-	18	-
Securities:
Taxable	1,297	1,123	853	3,409	2,414
Tax-exempt	272	251	186	732	558
Dividends and interest on all other securities	30	14	16	58	57
Total interest and dividend income	12,368	11,085	10,815	33,923	31,652

Interest Expense:
Checking and savings deposits	147	148	243	471	693
Time deposits	312	320	441	993	1,536
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	43	1	3	45	33
Long term borrowings	295	295	252	885	252
Total interest expense	797	764	939	2,394	2,514
Net interest income	11,571	10,321	9,876	31,529	29,138
Provision for loan losses	402	570	360	1,073	510
Net interest income after provision for loan losses	11,169	9,751	9,516	30,456	28,628

Noninterest Income:
Fiduciary and asset management fees	953	1,061	1,032	3,086	3,110
Service charges on deposit accounts	795	761	691	2,278	1,997
Other service charges, commissions and fees	1,143	1,143	1,125	3,339	3,275
Bank-owned life insurance income	227	195	195	653	625
Mortgage banking income	86	113	460	419	2,029
Other operating income	161	227	103	605	242
Total noninterest income	3,365	3,500	3,606	10,380	11,278

Noninterest Expense:
Salaries and employee benefits	6,821	6,611	6,558	19,854	19,012
Occupancy and equipment	1,184	1,143	1,185	3,488	3,510
Data processing	1,206	1,151	1,187	3,447	3,427
Customer development	136	69	78	298	225
Professional services	647	638	625	1,915	1,790
Employee professional development	230	275	154	769	487
Other taxes	212	212	186	637	608
ATM and other losses	112	100	68	226	224
Other operating expenses	1,017	891	887	2,734	2,738
Total noninterest expense	11,565	11,090	10,928	33,368	32,021
Income before income taxes	2,969	2,161	2,194	7,468	7,885
Income tax expense	427	269	286	1,003	1,123
Net income	$2,542	$1,892	$1,908	$6,465	$6,762

Basic Earnings per Common Share:
Weighted average shares outstanding	5,015,712	5,086,957	5,245,042	5,095,716	5,235,749
Net income per share of common stock	$0.51	$0.37	$0.36	$1.27	$1.29

Diluted Earnings per Common Share:
Weighted average shares outstanding	5,015,712	5,087,038	5,245,172	5,095,768	5,235,793
Net income per share of common stock	$0.51	$0.37	$0.36	$1.27	$1.29

Cash Dividends Declared per Share:	$0.13	$0.13	$0.13	$0.39	$0.37

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended September 30,
(unaudited)	2022			2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$938,110	$10,516	4.45%	$838,376	$9,704	4.59%
Investment securities:
Taxable	190,728	1,297	2.70%	183,759	853	1.84%
Tax-exempt*	46,046	345	2.97%	32,243	236	2.90%
Total investment securities	236,774	1,642	2.75%	216,002	1,089	2.00%
Interest-bearing due from banks	45,250	252	2.21%	153,671	68	0.18%
Federal funds sold	2,201	11	2.05%	1,958	-	0.07%
Other investments	1,650	30	6.92%	1,033	16	5.91%
Total earning assets	1,223,985	$12,451	4.04%	1,211,040	$10,877	3.56%
Allowance for loan losses	(10,015)			(9,486)
Other non-earning assets	99,676			97,907
Total assets	$1,313,646			$1,299,461

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$79,620	$3	0.01%	$72,371	$3	0.02%
Money market deposit accounts	375,555	135	0.14%	379,170	228	0.24%
Savings accounts	123,604	9	0.03%	115,862	12	0.04%
Time deposits	155,989	312	0.79%	175,541	441	1.00%
Total time and savings deposits	734,768	459	0.25%	742,944	684	0.36%
Federal funds purchased, repurchase agreements and other borrowings	11,667	43	1.46%	10,840	3	0.15%
Long term borrowings	29,485	295	3.92%	25,301	252	3.95%
Total interest-bearing liabilities	775,920	797	0.41%	779,085	939	0.48%
Demand deposits	429,928			393,591
Other liabilities	5,500			5,007
Stockholders' equity	102,298			121,778
Total liabilities and stockholders' equity	$1,313,646			$1,299,461
Net interest margin*		$11,654	3.78%		$9,938	3.26%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $83 thousand and $62 thousand for September 30, 2022 and 2021, respectively.
**	Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the nine months ended September 30,
(unaudited)	2022			2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$893,133	$29,206	4.37%	$835,107	$28,495	4.56%
Investment securities:
Taxable	196,475	3,409	2.32%	168,800	2,414	1.91%
Tax-exempt*	42,208	927	2.94%	31,596	706	2.99%
Total investment securities	238,683	4,336	2.43%	200,396	3,120	2.08%
Interest-bearing due from banks	97,642	533	0.73%	143,112	163	0.15%
Federal funds sold	3,514	18	0.70%	662	-	0.07%
Other investments	1,396	58	5.47%	1,128	57	6.64%
Total earning assets	1,234,368	$34,151	3.70%	1,180,405	$31,835	3.61%
Allowance for loan losses	(9,861)			(9,584)
Other nonearning assets	96,897			100,366
Total assets	$1,321,404			$1,271,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$75,641	$8	0.01%	$70,238	$10	0.02%
Money market deposit accounts	385,929	433	0.15%	366,580	649	0.24%
Savings accounts	126,965	30	0.03%	112,723	34	0.04%
Time deposits	161,885	993	0.82%	183,534	1,536	1.12%
Total time and savings deposits	750,420	1,464	0.26%	733,075	2,229	0.41%
Federal funds purchased, repurchase agreements and other borrowings	6,753	45	0.88%	17,143	33	0.26%
Long term borrowings	29,453	885	4.02%	8,526	252	3.95%
Total interest-bearing liabilities	786,626	2,394	0.41%	758,744	2,514	0.44%
Demand deposits	420,527			385,427
Other liabilities	5,649			6,997
Stockholders' equity	108,602			120,019
Total liabilities and stockholders' equity	$1,321,404			$1,271,187
Net interest margin*		$31,757	3.44%		$29,321	3.32%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $228 thousand and $183 thousand for September 30, 2022 and 2021, respectively.
**	Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,			Nine Months Ended
Selected Ratios (unaudited) (dollars in thousands, except per share data)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Earnings per common share, diluted	$0.51	$0.37	$0.36	$1.27	$1.29
Return on average assets (ROA)	0.77%	0.57%	0.58%	0.65%	0.71%
Return on average equity (ROE)	9.86%	7.17%	6.22%	7.96%	7.53%
Net Interest Margin (FTE) (non-GAAP)	3.78%	3.38%	3.26%	3.44%	3.32%
Efficiency ratio	77.43%	80.24%	81.06%	79.62%	79.23%
Efficiency ratio (FTE) (non-GAAP)	77.01%	79.79%	80.69%	79.19%	78.87%
Book value per share	18.71	19.97	23.02
Tangible Book Value per share (non-GAAP)	18.34	19.60	22.65
Non-performing assets (NPAs) / total assets	0.36%	0.35%	0.10%
Annualized Net Charge Offs / average total loans	0.16%	0.09%	0.07%
Allowance for loan and lease losses / total loans	1.04%	1.08%	1.15%

Non-Performing Assets (NPAs)
Nonaccrual loans	$4,375	$4,074	$424
Loans > 90 days past due, but still accruing interest	330	565	937
Other real estate owned	-	-	-
Total non-performing assets	$4,705	$4,639	$1,361

Other Selected Numbers
Loans, net	$945,132	$904,376	$830,467
Deposits	1,182,308	1,172,994	1,150,706
Stockholders' equity	93,512	101,150	120,767
Total assets	1,317,006	1,314,884	1,311,626
Loans charged off during the quarter, net of recoveries	365	194	149
Quarterly average loans	938,110	876,575	838,376
Quarterly average assets	1,313,646	1,320,907	1,299,461
Quarterly average earning assets	1,223,985	1,233,329	1,211,040
Quarterly average deposits	1,164,696	1,175,540	1,136,535
Quarterly average equity	102,298	105,911	121,778

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	Sep. 30, 2022	Jun. 30, 2022	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2021

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$11,571	$10,321	$9,876	$31,529	$29,138
FTE adjustment	83	79	62	228	183
Net interest income (FTE) (non-GAAP)	$11,654	$10,400	$9,938	$31,757	$29,321
Noninterest income (GAAP)	3,365	3,500	3,606	10,380	11,278
Total revenue (FTE) (non-GAAP)	$15,019	$13,900	$13,544	$42,137	$40,599
Noninterest expense (GAAP)	11,565	11,090	10,928	33,368	32,021

Average earning assets	$1,223,985	$1,233,329	$1,211,040	$1,234,368	$1,180,405
Net interest margin	3.75%	3.36%	3.24%	3.42%	3.30%
Net interest margin (FTE) (non-GAAP)	3.78%	3.38%	3.26%	3.44%	3.32%

Efficiency ratio	77.43%	80.24%	81.06%	79.62%	79.23%
Efficiency ratio (FTE) (non-GAAP)	77.01%	79.79%	80.69%	79.19%	78.87%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$93,512	$101,150	$120,767
Less goodwill	1,650	1,650	1,650
Less core deposit intangible	242	253	286
Tangible Stockholders Equity (non-GAAP)	$91,620	$99,247	$118,831

Shares issued and outstanding	4,996,728	5,064,236	5,245,842

Book value per share	$18.71	$19.97	$23.02
Tangible book value per share (non-GAAP)	$18.34	$19.60	$22.65

	Sep. 30, 2022	Jun. 30, 2022	Sep. 30, 2021	Dec. 31, 2021
ALLL as a Percentage of Loans Held for Investment
Loans held for investment (net of deferred fees and costs) (GAAP)	$955,065	$914,272	$840,151	$843,526
Less PPP loans outstanding	624	3,301	36,320	19,008
Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP)	$954,441	$910,971	$803,831	$824,518

ALLL	$9,933	$9,896	$9,684	$9,865

ALLL as a Percentage of Loans Held for Investment	1.04%	1.08%	1.15%	1.17%
ALLL as a Percentage of Loans Held for Investment, net of PPP originations	1.04%	1.09%	1.20%	1.20%